Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 1, 2019
Registration Statement Nos. 333-224598 and 333-224598-04

**PX DETAILS** $1.6BN VERIZON ABS (VZOT 2019-C)

Joint Leads:	Barclays (str), Citi, MUFG, RBC
Co-Managers:	Loop, Scotia, SMBC
Selling Group:	CastleOak, Williams

Cls	Size(MM)	WAL	S&P/F**	C/E	BENCH	LAUNCH	YLD	CPN	PRICE
A1a	1275.700	2.51	AAA/AAA	21.25%	IntS	+ 41	1.951%	1.94%	99.99229
A1b	150.000	2.51	AAA/AAA	21.25%	1mL	+ 42	-	1mL+0.42	100.00000
B	98.300	3.20	AA+/AA	15.75%	IntS	+ 58	2.075%	2.06%	99.98110
C	76.000	3.20	A+/A	11.50%	IntS	+ 68	2.175%	2.16%	99.98382

** Expected ratings

-TRANSACTION DETAILS-
Expected Pricing:	PRICED
Expected Settle:	10/8/19
First Payment Date:	11/20/2019
Rating Agencies:	S&P/Fitch
ERISA Eligible:	Yes
Registration:	Public / SEC Registered
Min Denoms:	$1k x $1k
Bloomberg Ticker:	VZOT 2019-C
Bill & Deliver:	Barclays
RR Compliance:	US – Yes, EU - No
Pricing Speed:	100% PPC to 10% clean up call

-INVESTOR MATERIALS-
*DealRoadshow: www.dealroadshow.com | Code: 5GBUILTRIGHT
*Preliminary Offering Memorandum (attached)
*CDI/Intex: xVZO190C | Code: K664

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.